                                                                      EXHIBIT 12



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                            EXHIBIT 12



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)



(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                                            YEAR ENDED DECEMBER 31
                                               ------------------------------------------------
                                                 1994      1993      1992      1991      1990
                                               --------  --------  --------  --------  --------

Fixed charges                                  $474,748  $491,076  $415,433  $189,840  $144,478
Preferred stock dividends                        38,876    38,592     4,707     7,499     8,746
                                               --------  --------  --------  --------  --------
Combined fixed charges and
  preferred stock dividends                     513,624   529,668   420,140   197,339   153,224
Net income                                       85,579    94,256    53,191    33,717    29,082
                                               --------  --------  --------  --------  --------
    Total                                      $599,203  $623,924  $473,331  $231,056  $182,306
                                               ========  ========  ========  ========  ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                                1.17:1    1.18:1    1.13:1    1.17:1    1.19:1
                                               ========  ========  ========  ========  ========


(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                                       YEAR ENDED DECEMBER 31
                                           ------------------------------------------------
                                            1994       1993      1992      1991      1990
                                           --------  --------  --------  --------  --------

Fixed charges                              $139,092  $ 80,923  $ 62,077   $31,474   $ 8,519
Preferred stock dividends                    38,876    38,592     4,707     7,499     8,746
                                           --------  --------  --------   -------   -------
Combined fixed charges and
  preferred stock dividends                 177,968   119,515    66,784    38,973    17,265
Net income                                   85,579    94,256    53,191    33,717    29,082
                                           --------  --------  --------   -------   -------
    Total                                  $263,547  $213,771  $119,975   $72,690   $46,347
                                           ========  ========  ========   =======   =======
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                            1.48:1    1.79:1    1.80:1    1.87:1    2.68:1
                                           ========  ========  ========   =======   =======